Exhibit 4.2
BLUE CAPITAL REINSURANCE HOLDINGS LTD.
DESCRIPTION OF SECURITIES

As of December 31, 2019, Blue Capital Reinsurance Holdings Ltd. (the “Company”) Common Shares were the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of the terms of our Common Shares is not complete and is qualified in its entirety by reference to our Certificate of Incorporation (together with its amendment, the “Certificate of Incorporation”), our Memorandum of Association, Memorandum of Increase of Share Capital and our Amended and Restated Bye-Laws (“Bye-Laws”), each of which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.2 is a part.

DESCRIPTION OF COMMON STOCK

Authorized Capital Shares

The authorized capital stock of the Company consists of 100,000,000 Common Shares, each with a par value of $1.00 per share.

Shareholder and Registration Rights Agreement

Private Placement. At the time of the completion of the initial public offering of our Common Shares, Montpelier Reinsurance Ltd. purchased 2,500,000 Common Shares at a price of $20.00 per share in a private placement. In connection with the purchase, we entered into a shareholder and registration rights agreement, dated November 12, 2013 (the “Shareholder and Registration Rights Agreement”), with Montpelier Re Holdings Ltd., now by operation of law, Sompo International Holdings Ltd. (“Sompo International”).

Governance. Pursuant to the Shareholder and Registration Rights Agreement, Sompo International has the right to nominate two of our five directors (or, if the Board consists of more than five directors, not less than 40% of the total Board of Directors (the “Board”) seats at any given time) until the later of the date on which: (i) Sompo International sells any Common Shares; and (ii) Sompo International owns less than 5% of the outstanding Common Shares. Sompo International also has the right to designate one of its nominees as Chairman.

Pursuant to the Shareholder and Registration Rights Agreement, for so long as Sompo International has the right to nominate two directors to the Board; (i) if the size of the Board is five, a quorum of the Board cannot exist unless at least one director nominated by Sompo International is present at a meeting of the Board; and (ii) if the size of the Board is greater than five, a quorum of the Board cannot exist unless at least two directors nominated by Sompo International are present at a meeting of the Board.

Registration Rights. Pursuant to the Shareholder and Registration Rights Agreement, we have granted Sompo International registration rights with respect to the Common Shares purchased in the Private Placement and any other Common Shares Sompo International may own. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to any registrations will be borne by us, other than underwriting discounts and commissions.

Demand Registration Rights. The Shareholder and Registration Rights Agreement grants Sompo International demand registration rights. We are required, upon the written request of Sompo International, to use our reasonable best efforts to effect registration of those Common Shares requested to be registered by Sompo International promptly after receipt of the request. We are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration.

Shelf Registration Rights. The Shareholder and Registration Rights Agreement grants Sompo International shelf registration rights. Sompo International may demand that we file a shelf registration statement with respect to some or all of the Common Shares it holds, and, upon such demand, we are required to use our reasonable best efforts to effect such registration.

Piggyback Registration Rights. The Shareholder and Registration Rights Agreement grants Sompo International piggyback registration rights. If we register any Common Shares, either for our own account or for the account of other security holders, Sompo International is entitled, subject to certain limitations, to include some or all of the Common Shares it holds in the registration.

Preemptive Rights. Pursuant to the Shareholder and Registration Rights Agreement, we have granted Sompo International preemptive rights to participate, at Sompo International’s option, in any offerings of our equity securities. Sompo International’s preemptive rights entitle it to participate in any issuance of equity securities by us based on Sompo International’s pro rata portion of Common Shares that it holds at the time of such issuance.

General. The Shareholder and Registration Rights Agreement provides that, except as required by applicable law, neither we nor the Board shall take any action to cause the amendment of our organizational documents in a manner that is inconsistent with, or adverse to, Sompo International’s governance and related rights under the Shareholder and Registration Rights Agreement. In addition, our Bye-Laws will be read and construed as one with the Shareholder and Registration Rights Agreement, and the provisions of the Shareholder and Registration Rights Agreement are incorporated into such Bye- Laws.

Dividend Rights

The Board may, subject to these Bye-Laws and in accordance with Bermuda law declare a dividend to be paid to the shareholders, in proportion to the number of Common Shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. The Board may declare and make such other distributions (in cash or in specie) to the shareholders as may be lawfully made out of the assets of the Company. The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company on account of calls or otherwise.

Voting Rights

Each share shall entitle or limit the holder thereof to such voting rights attributable to that class (or series) of share.

Except where a greater majority is required under Bermuda law, and subject to the Shareholder and Registration Rights Agreement, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the votes cast at such meeting; provided that neither the Company nor the Board (or any committee thereof) shall take any action to cause any amendment of the Company’s memorandum of association, the Bye-Laws or other organizational documents in a manner that is inconsistent with, or adverse to, Sompo International’s rights under the Shareholder and Registration Rights Agreement.

At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless a poll is demanded in accordance with the Bye-Laws. On a poll, votes may be cast either personally or by proxy.

No shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

Anti-Takeover Provisions

Our Bye-Laws and provisions of Bermuda law to which we are subject contain provisions that could discourage, delay or prevent “change of control” transactions or changes in the Board and management that certain shareholders may view as beneficial or advantageous. These provisions include, among others:

•	the Board is divided into three classes, with each class serving for a staggered three-year term, which prevents shareholders from electing an entirely new board of directors at an annual meeting;

•	the Board has the authority to issue preferred shares without shareholder approval, which could be used to dilute the ownership of a potential hostile acquirer;

•
the Board may decline to record the transfer of any Common Shares on our share register if they believe that: (i) registration of the transfer is required under any federal or state securities law or under the laws of any other jurisdiction and the registration has not yet been effected; or (ii) such transfer is likely to expose us to adverse tax consequences or materially adverse legal or regulatory treatment in any jurisdiction;

•	our shareholders may only remove directors for cause, or for other reasons set out in our bye-laws (e.g., unsound mind);

•	there are advance notice requirements for shareholders with respect to director nominations and actions to be taken at annual meetings; and

•
under Bermuda law, for so long as our subsidiary, Blue Capital Re Ltd. is registered under the Bermuda Insurance Act 1978, the Bermuda Monetary Authority may object to a person holding more than 10% of our Common Shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder.

The foregoing factors, as well as the significant share ownership by Sompo International, could impede a merger, takeover or other business combination, which could reduce the market value of our Common Shares.

Cumulative Voting

Our Bye-Laws do not grant shareholder the right to vote cumulatively.

Liquidation Rights

If the Company shall be wound up, the liquidator may divide amongst the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Liability to Further Calls

The Board may from time to time make calls upon the shareholders in respect of any monies unpaid on their Common Shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each shareholder shall (subject to the Company serving upon him at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Listing

Our Common Shares are listed on the New York Stock Exchange under the symbol BCRH and the Bermuda Stock Exchange under the symbol BCRH.BH.